Exhibit 10.3

PROMISSORY NOTE AGREEMENT

THIS PROMISSORY NOTE AGREEMENT (“Note Agreement or Note”), is made and entered into by and between North American Royalty Corp, located in Dallas County, Texas (“NAR”), and LSJ Alliance, LLC Retirement Trust located in Las Vegas, Nevada, (“Note Holder”), as of February 15, 2007.

THEREFORE, by and for the consideration of the mutual covenants, promises, benefits, and terms of this Note Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party, the parties do hereby covenant and agree to be bound by the terms of this Note Agreement;

WHEREAS, NAR wishes to borrow money from a limited number of persons and such persons are willing to lend NAR an amount of money on the terms and conditions contained in this Note Agreement;

THEREFORE, the terms contained in this Note Agreement are considered necessary and appropriate to achieve the objectives and purposes of the parties; and the parties hereby mutually confirm their respective understanding and agreement as follows:

2.	The Loan and the Amount.

Note Holder hereby lends to NAR, and NAR promises to repay to Note Holder, in the City of Dallas, Dallas County, Texas, the sum of twenty-five thousand dollars ($25,000), in legal and lawful money of the United States of America.

3.	Due Date.

This note is due and payable on February 14, 2009, unless earlier converted into common stock pursuant to paragraph 3.

4.	Conversion Feature.

On or before January 14, 2009, the Note Holder shall have the right, but not the obligation, to convert not less than the entire Note principal into shares of NAR Common Stock at the rate of three dollars ($3.00) per share (a $24,000 Note would convert into 8,000 common shares).

5.	Interest.

The Note obligation shall bear interest at the rate of six percent (6%) per annum, payable quarterly on the last day of each calendar quarter (March, June, September and December) or on the date the Note is converted into shares of NAR common stock pursuant to paragraph 3, whichever is earlier. At maturity, should the entire principal and interest not be paid, the unpaid principal plus accrued interest shall commence to bear interest from the date of maturity until paid at the rate of six percent (6%).

6.	Representations by NAR.

NAR hereby represents and warrants to, and agrees as follows:

a.	NAR is a validly existing corporation domiciled in the state of Maryland;

b.	NAR’s Board of Directors has duly authorized the transactions contemplated by this Note Agreement and approval by NAR’s shareholders is not required; and

c.	NAR anticipates a post-IPO equity placement of up to $10 million. Upon completion of One Million Dollars ($1,000,000) of the post-IPO placement, NAR shall reserve in a separate bank account, an amount equal to the total outstanding principal of the Notes, to be used solely for the repayment of the Notes.

7.	Representations by Note Holder.

The Note Holder hereby represents and warrants to, and agrees as follows:

a.	the Note Holder has the authority to complete the transactions contemplated by this Note Agreement;

b.	the Note Holder can bear the economic risk of this transaction;

c.	the Note Holder is making an investment in the Note for its own account, and not with a view to resell in connection with a distribution of the shares of Common Stock underlying the Note in any manner;

d.	The Note Holder is an “accredited investor” as that term is defined in Rule 501 of Regulation D, as promulgated under the Securities Act and meets the criteria contained in the Accredited Investor Affirmation included herein. The Note Holder has read and understands the representations contained in the Accredited Investor Affirmation, and has completed and signed the Accredited Investor Affirmation;

e.	the Note Holder has sufficient knowledge and experience in business and financial matters to evaluate, and has evaluated, the merits and risks of this investment; and

f.	The Note Holder has had the opportunity to ask questions of, and receive answers from the Company concerning the terms of an investment in the Note and the Shares and to receive additional information necessary to verify the accuracy of the information delivered to the Note Holder.

8.	Notices.

Each maker, surety and endorser of this Note expressly waives all notices, demands for payment, presentations for payment, protest and notice of protest, as to this Note, and each consents that the payee or other holder of this Note may at any time, and from time to time, upon request of or by agreement with any of us, extend the date of maturity hereof or change the time or method of payment without notice to any of the other makers, sureties or endorsers, who shall remain bound for the payment hereof.

Any and all notices, demands, or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given only if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. Such notices, demands, or other communications shall be valid three (3) days after deposit thereof in the United States mail addressed to the party to whom such notice, demand, or other communication is given at the address on the signature page of this Note Agreement.

9.	Miscellaneous.

NAR and Note Holder further acknowledge and agree to following terms and conditions:

a.	This Note Agreement may be executed in one or more counterparts all of which taken together shall constitute a single instrument.

b.	This Note Agreement shall be governed and construed as binding upon the parties hereto, and their respective successor; and shall inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the Note Holder. This Note Agreement may not be assigned by the Note Holder without the written consent of NAR, which consent shall not unreasonably be withheld.

c.	This Note Agreement constitutes the entire agreement between the Note Holder and NAR with respect to the subject matter of this Note Agreement and supersedes all prior agreements between the Note Holder and NAR. This Note Agreement is subject to the terms of that certain Amendment to Promissory Note Agreement dated July 18, 2007, between Note Holder and NAR.

d.	This Note Agreement will be construed and enforced in accordance with and governed by the laws of the State of Texas.

e.	This Agreement may not be modified or amended except in writing and signed by all parties.

10.	Default.

It is expressly provided that upon default in the punctual payment of this Note or any part thereof, principal or interest, as the same shall become due and payable, the entire indebtedness evidenced hereby shall be matured, at the option of the holder. In the event this Note, or any part hereof, is collected through any judicial proceedings by an attorney or is placed in the hands of an attorney for collection after maturity, then NAR agrees and promises to pay reasonable attorney’s fee for collection, which in no event shall be less than five percent (5%) of the principal and interest then owing.

11.	Signatures.

NAR and Note Holder agree to and accept the terms and conditions of this Note Agreement, as evidenced by their respective signatures below and on the Accredited Investor Affirmation, which is included and is a part of this Note Agreement.

NORTH AMERICAN ROYALTY CORP

/s/ James F. Smith
James F. Smith, Vice President

LSJ ALLIANCE, LLC RETIREMENT TRUST

/s/ Bruce L. Yates
Bruce L. Yates, Trustee